                           ADDINGTON RESOURCES, INC.
                            1500 North Big Run Road
                            Ashland, Kentucky 41105

                                                          As of October 17, 1995

Mr. R. Douglas Striebel
2317 Abbeywood Road
Lexington, Kentucky 40515

Dear Doug:

     This letter will confirm our understanding that your employment agreement, dated May 31, 1988 (the "Initial Agreement"), as amended as of December 6, 1989 (the "Amendment" and, together with the Initial Agreement, the "Agreement") is hereby further amended as set forth below:

     1. Effective August 4, 1995, your annual salary is increased to $150,000 per year.

     2. For calendar 1995 and subsequent years, you shall receive such bonus or bonuses which the Board of Directors in its sole discretion may award for services during such year. The foregoing shall be in lieu of the provisions of paragraph 1 of the Amendment.

     3. In lieu of the provisions of paragraph 6 of the Initial Agreement the following provisions shall apply:

               (i) other than during a "Potential Change of Control", if prior to the consummation of a "Change of Control" your employment is terminated by the Company without Cause or you quit for Good Reason, you shall be entitled to receive all amounts of base salary payable to the date of termination plus an amount equal to one year's base salary as in effect immediately prior to your termination.

               (ii) If (a) within 36 months following the occurrence of any Change of Control or the execution of a definitive agreement by Addington Resources, Inc. for a transaction which would result in a Change of Control, or
(b) during the period commencing on the date of a public announcement of a proposal to effectuate a transaction that would result in a "Change of Control" of the type specified in clauses (i), (iii) or (iv) of the definition thereof and ending on the date that such proposal expires or is withdrawn (a "Potential Change of Control"), either (i) the Company terminates your employment without Cause or (ii) you terminate your employment with the Company for Good Reason within twelve months of the occurrence of the event or circumstances constituting Good Reason, you shall be entitled to receive all amounts of base salary payable to the date of termination plus an amount equal to three times the greater of (i)

Mr. R. Douglas Striebel
As of October 17, 1995
Page 2


your annual salary in effect immediately prior to the Change of Control last occurring, and (ii) your annual salary in effect immediately prior to the date of termination. "Change of Control" means (i) the acquisition by any person or "group" in a single transaction or series of related transactions of shares of Common Stock or other voting securities representing 50% or more of the outstanding voting power, entitled to vote generally in the election of directors of the Company after giving effect to such transaction, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute a majority of the Board of Directors of the Company cease to constitute a majority thereof unless the election, or the nomination for election by the stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, (iii) the sale of all or substantially all of the assets of the Company (other than to a wholly-owned subsidiary of the Company), or (iv) the sale of a majority of the capital stock of Addington Environmental, Inc. or substantially all of its assets. This paragraph 3 contemplates that there may be multiple Changes of Control or Potential Changes of Control.

          (iii) "Cause" shall mean (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty or fraud with respect to the Company, (ii) conduct tending to bring the Company into substantial public disgrace or disrepute,
(iii) substantial and repeated failure to perform duties as reasonably directed by the Board, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, or (v) any other material breach of any agreement between you and the Company or its subsidiaries and affiliates which is not cured within 15 days after written notice thereof to you. In addition, prior to a "Change of Control" except during the pendency of a "Potential Change of Control", Cause shall include failure to satisfactorily perform duties and responsibilities as reasonably determined by the Board of Directors. You shall not be deemed to have been terminated for Cause unless and until there has been delivered to you a resolution of the Board of Directors, adopted after you have had a reasonable opportunity to be heard, stating that in the good faith opinion of the Board, you engaged in conduct constituting "Cause", specifying the basis therefor in reasonable detail.

          (iv) "Good Reason" means: assignment to you of any duties inconsistent with those of a chief financial officer; reduction in base salary; or only after a Change of Control has occurred or during the pendency of a Potential Change of Control requiring you to be based anywhere other than a 50-mile radius of Lexington, Kentucky, except for reasonable travel as required for Company business.

Mr. R. Douglas Striebel
As of October 17, 1995
Page 3


     4. All of the terms and provisions of the Agreement shall continue in full force and effect after the date hereof, except as modified herein.

     If the foregoing correctly reflects our understanding as to the subject matter hereof, please do indicate in the space indicated below, whereupon the Employment Agreement shall be amended as set forth herein.


                                          ADDINGTON RESOURCES, INC,


                                              /S/
                                          By: _______________________________
                                                   Chairman of the Board


/S/ R. Douglas Striebel
_________________________
R. Douglas Striebel
      11-14-95